FORM 8 - K

             SECURITIES AND EXCHANGE COMMISSION

                    Washington, DC  20549



                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
                           of the
               Securities Exchange Act of 1934


      Date of Report (date of earliest event reported):

                        June 15, 2000

                 CIRCUIT RESEARCH LABS, INC.

   (Exact Name of Registrant as specified in its Charter)

                           Arizona

       (State or other jurisdiction of incorporation)

                  0-11353        86-0344671

                  Commission            IRS
                     File            Employer
                    Number      Identification No.

                   2522 West Geneva Drive
                    Tempe, Arizona  85282

          (Address of principal executive offices)



                       (602) 438-0888

               (Registrants telephone number)

Item 5. Other Events

Tempe, AZ and San Leandro, CA-June 15, 2000-Circuit Research Labs, Inc. (CRL) ("OTC/BB":CRLI) announced today that it has finalized its acquisition of Orban from Harman International Industries, Inc. CRL and Orban will continue to operate from their current facilities and keep their separate brand identities but will operate together as the publicly traded company, Circuit Research Labs, Inc.

CRL, located in Tempe, Arizona, with 12 employees and OVER $1 million in annual sales, produces and markets high-quality electronic audio processing, transmission encoding, and noise reduction equipment for the radio, television and pro audio markets. The Company was founded in 1974 by Gary Clarkson and the late Ron Jones. Clarkson sold his majority interest in CRL to Brentlinger in July 1999.

Orban, located in San Leandro, California with 75 employees and sales of $15M is known worldwide for its standard-setting line of OPTIMOD digital audio processors and also manufactures the Audicy digital audio workstation. Orban was founded in 1970 and was privately held by Robert Orban and the late John Delantoni. It was sold in 1989 to the U.S. division of AKG Acoustics, which was acquired by Harman International in 1994.

The purchase price was $10.5 million, $2 million of which was paid in cash, the balance a combination of short term and long term seller financing. The purchase price was determined by arms length negotiations.

The $2 million cash was comprised of $598,386 cash from Circuit Research Labs, $965,800 raised through a private placement of Circuit Research Labs, Inc. stock, $150,000 in stock options exercised by Charles Jayson Brentlinger, and $323,814 through a mortgage on Circuit Research Labs, Inc.
Tempe, Arizona office building.

The debt consists of a $3.5M short term note to Harman
International Industries, Inc. and a $5M long term note to Harman International Industries, Inc.

All required financial statements and exhibits shall be furnished in an amendment within 60 days in accordance with the provisions of Item 601 of Regulation S-K.

This Form 8K contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management's anticipation of future events is based upon assumptions regarding levels of competition, research and development results, raw material markets, the markets in which the Company operates, and stability of the regulatory environment. Any of these assumptions could prove inaccurate, and therefore there can be no assurance that the forward-looking information will prove to be accurate.